Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166703) of Marriott International, Inc. of our report dated June 18, 2015 relating to the 2014 financial statements and schedule of Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust, which are included in the 2014 Form 11-k of Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust.

/s/ CohnReznick LLP

Bethesda MD
June 18, 2015